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                                                                  EXHIBIT 99.2

                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

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                                    :
GREAT NECK CAPITAL APPRECIATION     :       Civil Action No. 16366NC
PARTNERS, L.P., and SOLOMON GLAZER  :
individually and on behalf of all   :
others similarly situated,          :
                                    :        CLASS
          Plaintiffs,               :        ACTION COMPLAINT
                                    :
         -against-                  :
                                    :
DR. RAJ REDDY, JOHN H. CRIBB,       :
FRANK E. BRICK, RICHARD J.          :
BOGOMOLNY, ROBERT A. GOODMAN,       :
NORTON W. ROSE and TELXON CORP.,    :
                                    :
          Defendants.               :
                                    :
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     Plaintiffs allege upon information and belief except as to paragraph 1, which is alleged on knowledge, as follows:

                                   THE PARTIES

     1. Plaintiffs are and have at all times relevant hereto, owned shares of the common stock of Telxon Corp. ("Telxon" or the "Company").

     2. Telxon is a corporation formed under the laws of the State of Delaware with its principal executive offices located in Akron, Ohio. Telxon's shares are traded on the NASDAQ under the symbol ("TLXN"). As of July 18, 1997 there were 15,669,350 shares



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of Telxon stock outstanding, held by more than 1,200 shareholders of record.

     3. Defendant Dr. Raj Reddy ("Reddy") is and has been at all relevant times Chairman of Telxon.

     4. Defendant John H. Cribb ("Cribb") is and has been at all relevant times a director of Telxon. Cribb served as the Chairman of Telxon International until his retirement in December, 1996.

     5. Defendant Frank E. Brick ("Brick") has been at all relevant times President and Chief Executive Officer of Telxon. In the year ended March 31, 1997, defendant Brick received a salary of $421,154 and a bonus of $500,000. Pursuant to an employment agreement for the three fiscal years ending March 31, 2000, Brick is entitled to a base salary of $750,000 per year and to incentive bonuses of as much as $250,000 per year. In the event that a "change in control" of Telxon occurs, including a sale or merger of Telxon not approved by Telxon's board, Brick may elect to terminate his employment and receive a termination payment of 2.99 times his base salary.

     6. Defendant Robert A. Goodman ("Goodman") is and has been at all relevant times Secretary, General Counsel and a director of Telxon.





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     7. Defendants Richard J. Bogomolny ("Bogomolny") and Norton W. Rose
("Rose") are and have been at all relevant times directors of Telxon.

     8. The Individual Defendants set forth in paragraphs 3-7 above are officers and/or directors of Telxon and as such, are in a fiduciary relationship with plaintiffs and the other public stockholders of Telxon and owe to plaintiffs and other members of the class the highest obligations of good faith, fair dealing and full disclosure.

                            CLASS ACTION ALLEGATIONS

     9. Plaintiffs bring this case on their own behalf and as a class action, pursuant to Rule 23 of the Rules of the Court of Chancery, on behalf of all public stockholders of Telxon, and their successors in interest, who are or will be threatened with injury arising from defendants' actions as more fully described herein (the "Class"). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of the defendants.

     10. This action is properly maintainable as a class action.

         (a) The class is so numerous that joinder of all members is impracticable. As of July 18, 1997 there were 15,669,350 shares




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of Telxon stock outstanding, held by more than 1,200 shareholders of record located throughout the United States;

     (b) There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class member, including whether the Individual Defendants have breached their fiduciary duties owed to plaintiffs and other members of the Class;

     (c) Defendants have acted and will continue to act on grounds generally applicable to the Class, thereby making appropriate final injunctive or corresponding declaratory relief with respect to the Class as a whole;

     (d) A class action is superior to other methods for the fair and efficient adjudication of the claims herein asserted and no unusual difficulties are likely to be encountered in the management of this class action. The likelihood of individual class members prosecuting separate claims is remote;

     (e) Plaintiffs are committed to the prosecution of this action and have retained competent counsel experienced in litigation of this nature. Plaintiffs' claims are typical of the claims of other members of the Class and plaintiffs have the same interests as the other members of the Class. Accordingly, plaintiffs are adequate representatives of the Class and will fairly and adequately protect the interests of the Class.




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     11. Plaintiffs do not anticipate any difficulty in the management of this litigation as a class action.

                         BACKGROUND AND CLAIM FOR RELIEF

     12. Telxon designs, makes, integrates, markets and supports transaction-based wireless workforce automation systems. The Company's products are sold worldwide for use in vertical markets, including retail, manufacturing, warehouse/distribution, transportation/logistics, insurance financial services and route sales.

     13. One of Telxon's customers and competitors is Symbol Technologies, Inc. ("Symbol") a Holtsville, New York-based company that develops, manufactures, sells and services bar code scanning products, data transaction systems, wireless local area network adapter cards and radio frequency systems.

     14. On April 21, 1998, The Wall Street Journal reported that Symbol had made an offer to purchase Telxon for $38 per share, in cash (the "Symbol Proposal"), a premium of almost 40% over the closing price of Telxon shares on April 20, 1998.

     15. According to The Wall Street Journal, Symbol's offer was made in an April 8 letter (the "April 8 letter") from its President and Chief Operating Offer, Tomo Razmilovic ("Razmilovic") to defendant Brick.




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     16. In the April 8 letter, Razmilovic reportedly observed that the $38 offer represented an extremely attractive opportunity for Telxon's shareholders, stating that:


     . . . we are convinced that this provides extraordinary value to your shareholders and represents a superior alterative to the status quo or any other possibilities you might consider.

     17. Nevertheless, Symbol implied that it was willing to negotiate "all aspects of a potential transaction" and to discuss "the structure of the transaction and the form of consideration," thus clearly implying a willingness to raise its bid and/or swap its own shares for Telxon shares.

     18. The $38 per share price contemplated in the Symbol Proposal represents a 40 percent premium to the closing price of $27 11/16 on Monday, April 20, the last trading day prior to the announcement of the Symbol Proposal.

     19. The initial reaction of the investment community to the Symbol Proposal was extremely positive. Telxon's shares rose more than $6-15/16 to as much as $37 1/4 in early trading on April 21.

     20. In contrast to the positive reaction of the investment community, Telxon, which made no comment in the nearly two-week period since its receipt of the April 8 letter, finally acknowledged that it has received a letter of interest from Symbol and merely stated that the letter was being reviewed by the




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Company's financial and legal advisors and would be considered "in due course."

     21. The Company, however, is clearly resistant to the Symbol Proposal as it was announced on May 8, 1998, that Telxon had rejected the Symbol Proposal. Symbol has said it is determined to proceed with its Proposal.

     22. Moreover, Telxon has an array of anti-takeover devices in place designed to thwart hostile bids for the Company, including a shareholder rights plan (the "poison pill") which effectively bars the open market purchase of its shares. In addition, Telxon has a staggered board of directors, i.e., only a third of its directors are up for election at its annual meetings.

                             FIRST CLAIM FOR RELIEF

     23. At all times herein, defendants were and are obligated to adequately consider, in a timely fashion and on an informed basis, any reasonable proposal from any party, not to place their own self-interests and personal considerations ahead of the interests of the stockholders, and to make corporate decisions in good faith.

     24. Defendants' fiduciary obligations require them to:

         (a) undertake an appropriate evaluation of any bona fide offers, provide non-public information to such offerors to enable them to make the highest possible bid for the Company and take such





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other appropriate steps to solicit the highest possible bid for the Company; and

         (b) act independently so that the interests of Telxon's public stockholders would be protected.

     25. By virtue of the acts and conduct alleged herein, the Individual Defendants, who direct the actions of the Company, have breached their fiduciary duties owed to plaintiffs and other class members and are entrenching themselves in office to protect and advance their own parochial interests at the expense of Telxon. Defendants' conduct has been a breach of their fiduciary obligation and has violated the mandate of the Company's shareholders to maximize value. The Individual Defendants have not exercised and are not exercising independent business judgment and have acted and are acting to the detriment of the Class.

     26. As a result of the foregoing, the Individual Defendants have breached and/or aided and abetted breaches of fiduciary duties owed to Telxon and its stockholders. Unless corrected, this conduct will continue to be wrongful, unfair, and harmful to Telxon's shareholders.

     27. Unless enjoined by this Court, defendants will breach their fiduciary duties owed to plaintiffs and the other members of the Class and may benefit themselves in their corporate offices, all to the irreparable harm of the Class, as aforesaid.




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     28. Plaintiffs and the other members of the Class have no adequate remedy at law.

     WHEREFORE, plaintiffs demand judgment as follows:

     1. declaring this to be a proper class action;

     2. ordering the Individual Defendants to carry out their fiduciary duties to the plaintiff and the other members of the Class including the following:


         (a) cooperate fully with any person or entity, having a bona fide interest in proposing any transaction which would maximize shareholder value, including, but not limited to, a buyout or takeover of the Company by Symbol;

         (b) undertake an appropriate evaluation of Telxon's worth as a merger/acquisition candidate;

         (c) take all appropriate steps to enhance Telxon's value and attractiveness as a merger/acquisition candidate;

         (d) act independently so that the interests of Telxon's public stockholders will be protected; and

         (e) adequately ensure that no conflicts of interest exist between the Individual Defendants' interests and their fiduciary obligation to maximize stockholder value or, if such conflicts exist, to ensure that all conflicts are resolved in the best interests of Telxon's public stockholders;





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     3. ordering defendants, jointly and severally, to account to plaintiffs and the other members of the Class for all damages suffered and to be suffered by them as a result of the acts and transactions alleged herein;

     4. requiring defendants to utilize the poison pill in a manner consistent with maximizing shareholder value;

     5. awarding plaintiffs the costs and disbursements of the action, including a reasonable allowance for plaintiff's attorney's fees and experts' fees; and

     6. granting such other and further relief as this Court may deem to be just and proper.



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DATE: May 8, 1998                   CHIMICLES, JACOBSEN & TIKELLIS


                                    /s/ James C. Strum
                                    ------------------------------
                                    Pamela S. Tikellis
                                    James C. Strum
                                    Robert J. Kriner, Jr.
                                    One Rodney Square
                                    P.O. Box 1035
                                    Wilmington, DE 19899
                                    (302) 656-2500

                                    Attorneys for Plaintiffs

OF COUNSEL:

GOODKIND LABATON RUDOFF &
  SUCHAROW LLP
100 Park Avenue
New York, New York 10017
(212) 907-0700

SCHIFFRIN CRAIG & BARROWAY, LLP
Three Bala Plaza East
Suite 400
Bala Cynwyd, PA 19004
(215) 667-7706





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